EXHIBIT 99.1

[GoAmerica Letterhead]

CONTACT: Investor Relations
201-996-1717
investors@goamerica.com


                    GOAMERICA REVERSE STOCK SPLIT IMPLEMENTED

       Action Effects Split Authorized By Stockholders at Special Meeting


Hackensack, NJ--October 4, 2004-- GoAmerica, Inc. (Nasdaq: GOAM and GOADC) today announced that it has filed an amendment to its Amended and Restated Certificate of Incorporation to effect a reverse stock split of GoAmerica's common stock based upon a ratio of one-for-eight.

At a special meeting of stockholders held September 30, 2004, the stockholders of GoAmerica voted to grant the Board of Directors the authority to effect the reverse stock split of GoAmerica's common stock in order to comply with Nasdaq Marketplace Rule 4310(c)(4), which requires a $1.00 minimum closing bid price per share for continued listing of GoAmerica's stock on the Nasdaq SmallCap Market. As previously announced, the Nasdaq granted GoAmerica an exception in August 2004 to achieve a compliant bid price by October 4, 2004 and for no less than nine consecutive trading days thereafter provided the Company continues to remain in compliance with all other listing requirements.

The record date for the reverse stock split is Friday, October 1, 2004 and the reverse stock split was effective as of the close of trading on that same day. On a pre-split basis, GoAmerica had 16,309,745 shares of common stock outstanding. The reverse stock split reduced the number of shares of common stock outstanding to approximately 2,038,715. The reverse stock split affects all GoAmerica common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split. GoAmerica will pay cash in lieu of fractional shares based on the daily average of the high and low prices of the common stock as reported on the Nasdaq Small Cap Market for the five trading-day period ending on the sixth trading-day after the effective time of the reverse split.


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Stockholders as of the record date will receive instructions for exchanging pre-split old common stock certificates for post-split new common stock certificates from GoAmerica's transfer agent, American Stock Transfer & Trust Company. For more information regarding the reverse stock split, stockholders are urged to review the Company's Proxy Statement dated September 14, 2004.

Upon commencement of the bid price compliance extension period that began in August 2004, Nasdaq amended GoAmerica's ticker symbol to "GOAMC", with the appended "C" indicating such extension. In order to indicate to the investment community the effect of the reverse split in addition to the bid price compliance period, Nasdaq has amended GoAmerica's ticker symbol to "GOADC" temporarily, commencing on Monday, October 4, 2004. Upon GoAmerica's achievement of minimum bid price compliance, the Company's ticker symbol is expected to change to "GOAMD". Assuming such price compliance, the Company's ticker symbol will revert to its original "GOAM" twenty trading days after post-split trading begins.

In May 2004, GoAmerica effected a one-for-ten reverse stock split in an effort to meet the Nasdaq SmallCap Market's minimum bid price rule, but was unable to maintain the required price for the entire ten trading-day compliance period. The Company expects to release its earnings and file its Quarterly Report on Form 10-Q for the period ended September 30, 2004 within the prescribed timeframes of the Securities Exchange Act of 1934, as amended, and the applicable provisions of the Sarbanes-Oxley Act of 2002.

ABOUT GOAMERICA
GoAmerica(R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R)--a GoAmerica service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.


Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web" is also a trademark of GoAmerica. Other names may be trademarks of their respective owners.

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